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EXHIBIT 10.2

Summary of Titan's Annual Cash Incentive Program for Executive Officers

        Titan maintains an annual cash incentive compensation program for executive officers of the Company, whereby a substantial portion of total compensation is related to overall corporate performance and the achievement of individual objectives, as determined by the Compensation Committee of the Board of Directors. As such, a significant portion of executive officers' compensation is "at risk".

        Annual cash incentive bonuses are paid to the chief executive officer (CEO) and each executive officer, based on Titan's corporate performance against its annual operating plan and the achievement of personal objectives, with target cash incentive compensation ranging from 30% to 80% of base salary compensation. The Compensation Committee approves the objectives for the CEO and the CEO proposes and the Compensation Committee reviews and approves the performance objectives for the other executive officers. The Company performance metrics are based upon the Company's achievement of certain annual earnings per share (EPS) and cash flow thresholds established in the annual operating plan, as approved by the Board of Directors each year. The program provides that 100% of the company performance portion of the target compensation program related to EPS and cash flow will be paid upon the achievement of those thresholds. It also provides for none of the applicable portion of the target compensation to be paid if less than 80% of the EPS and cash flow thresholds are achieved, with a portion being earned based on linear interpolation between 80% and 100% of the established thresholds. Additionally, for executive officers who are Senior Vice Presidents of Titan and who lead business sectors, the Company metrics also include financial performance objectives that are specific to the performance of their sectors. Personal performance goals for all executives may include either or both financial and non-financial objectives.

        In addition to the target cash incentive available to executive officers, other than Senior Vice Presidents of Titan who lead business sectors, there is a supplemental cash bonus of up to 15% of base salary compensation based on Titan exceeding by up to 20% of the established EPS portion of the target objective, with linear interpolation between the established target and the actual result. Executive officers who are Senior Vice Presidents of Titan and who lead business sectors are also eligible for a supplemental cash bonus of up to 15% of base salary compensation based on their respective sector exceeding by up to 20% of certain financial performance objectives of their sector. The Compensation Committee has the discretion to determine whether performance objectives are satisfied and to adjust the objectives.

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Summary of Titan's Annual Cash Incentive Program for Executive Officers